Exhibit 99.1

Gerber Scientific, Inc. Reports Fiscal 2010 Third Quarter Results

SOUTH WINDSOR, CT – March 4, 2010 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal 2010 third quarter ended January 31, 2010.

Summary of Results from Continuing Operations for FY 2010 Third Quarter versus FY 2009 Third Quarter

▪
Reported revenue increased 4.2% to $110.7 million from $106.2 million. The effects of favorable currency exchange increased revenue by approximately $8.5 million, or 8.0%, as compared with the prior year;

▪
Gross profit was $32.9 million or 29.7% of sales versus $32.2 million or 30.3% of sales. Gross profit and margin in the current quarter were impacted by lower manufacturing cost absorption and a less favorable sales mix, which was moderated by a $2.9 million benefit from favorable currency exchange. Gross profit and margin in the year ago third quarter included severance charges of $0.4 million;

▪
Selling, general and administrative (SG&A) expenses were $27.3 million, or 24.6% of sales, compared with $27.1 million, or 25.5% of sales. Current quarter SG&A expenses, net of a $1.7 million increase due to currency exchange, were down $1.6 million.

▪
Operating loss was $0.2 million compared to operating income of $0.2 million in the prior year third quarter. On a currency adjusted basis, the operating loss was $1.4 million, due primarily to restructuring and other charges of $1.2 million, which included $0.5 million of transaction expenses associated with the Yunique Solutions acquisition and $0.7 million of severance related to cost reduction initiatives;

▪
Loss from continuing operations was $0.8 million, or $0.03 per diluted share, compared to a loss of $1.3 million, or $0.05 per diluted share last year in the third quarter. The lower loss reflects the absence of a $2.3 million non-cash write down of investments in our Supplemental Retirement Plan incurred last year, offset by a $0.5 million decline in operating profit, a reduced tax benefit of $0.6 million, and a $0.7 million increase in interest expense. The increase in interest expense included a $0.4 million non-cash write-off of deferred financing fees.  The net loss for the current quarter was $0.8 million, or $0.03 per diluted share, compared with a net loss of $2.2 million, or $0.09 per diluted share last year;

▪	Net cash flows from operations, less capital expenditures, was $2.5 million, compared with $1.8 million in the prior year, due principally to lower working capital requirements in the current quarter;

▪	Total outstanding debt was reduced by $6.0 million in the current quarter to $45 million. Total debt has been reduced by $28.5 million since the Company’s April 30, 2009 fiscal year end.

“We were pleased with our performance during this fiscal third quarter,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “Since our fiscal 2009 year end, we have reduced our debt by $28.5 million to $45.0 million through tight cost and working capital management and the sales of certain non-core businesses.  Though recovery in our US markets continues to progress slowly, our European markets remain stable and we continue to see solid improvement in our Asian markets and remain optimistic about our prospects there.”

Outlook and Guidance
“We began our fiscal fourth quarter with the highest backlog level we’ve seen since the fiscal second quarter of 2009,” said Mr. Giles. “We continue to see several encouraging signs including increased quote activity overall for systems, especially from our Asian markets, which is an important growth market for us. We expect the fourth quarter to follow its historical seasonality and to be stronger on a sequential quarterly basis as well as ahead of last year. However, we do anticipate we will incur additional restructuring charges in the fourth quarter as a result of our ongoing efforts to reduce our permanent cost structure and will continue to tightly manage expenses. We are confident that we will be able to leverage our improved cost structure to deliver higher earnings as the economy and our markets rebound.”

Quarterly Conference Call
Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719.325.4794 and provide the operator with confirmation code 1242962 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and cost reductions are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements.  These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, continued adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands, except per share data	2010	2009	2010	2009
Revenue:
Product sales	$94,794	$88,752	$292,104	$341,702
Service sales	15,877	17,439	49,315	55,207
	110,671	106,191	341,419	396,909

Cost of Sales:
Cost of products sold	67,618	63,674	211,048	247,298
Cost of services sold	10,196	10,291	30,267	35,636
	77,814	73,965	241,315	282,934

Gross profit	32,857	32,226	100,104	113,975

Selling, general and administrative expenses	27,276	27,122	78,987	88,996
Research and development	4,626	4,847	13,586	16,778
Restructuring and other expenses	1,194	40	1,450	884
Operating (loss) income	(239)	217	6,081	7,317

Other income (expense), net	(126)	(2,470)	(1,525)	(3,007)
Interest expense	(1,374)	(654)	(3,234)	(1,941)
(Loss) Income from continuing operations before income taxes	(1,739)	(2,907)	1,322	2,369
Income tax benefit	(981)	(1,616)	(996)	(3,429)
(Loss) Income from continuing operations, net of taxes	(758)	(1,291)	2,318	5,798
Loss from discontinued operations, net of taxes	(51)	(941)	(2,154)	(1,255)
Net (loss) income	$(809)	$(2,232)	$164	$4,543

Basic (loss) earnings per common share:
Continuing operations	$(0.03)	$(0.05)	$0.09	$0.24
Discontinued operations	---	(0.04)	(0.08)	(0.05)
Basic (loss) earnings per common share	$(0.03)	$(0.09)	$0.01	$0.19
Diluted (loss) earnings per common share:
Continuing operations	$(0.03)	$(0.05)	$0.09	$0.24
Discontinued operations	---	(0.04)	(0.08)	(0.05)
Diluted (loss) earnings per common share	$(0.03)	$(0.09)	$0.01	$0.19

Weighted average shares outstanding:
Basic	25,195	24,131	24,904	23,953
Diluted	25,195	24,131	24,936	24,064

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2010	2009	2010	2009
Sign Making and Specialty Graphics:
Gerber Scientific Products	$9,341	$11,938	$33,603	$45,457
Spandex	50,267	45,430	159,094	177,122
Sign Making and Specialty Graphics	59,608	57,368	192,697	222,579
Apparel and Flexible Materials	40,095	36,437	112,249	130,768
Ophthalmic Lens Processing	10,968	12,386	36,473	43,562
Consolidated revenue	$110,671	$106,191	$341,419	$396,909

Sign Making and Specialty Graphics:
Gerber Scientific Products	$(2,488)	$334	$(4,950)	$(881)
Spandex	2,730	704	9,255	6,832
Sign Making and Specialty Graphics	242	1,038	4,305	5,951
Apparel and Flexible Materials	4,140	2,778	11,597	11,373
Ophthalmic Lens Processing	(318)	737	2,002	2,625
Segment operating income	4,064	4,553	17,904	19,949
Corporate operating expenses	(4,303)	(4,336)	(11,823)	(12,632)
Consolidated operating (loss) income	$(239)	$217	$6,081	$7,317

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2010	2009	2010	2009
Equipment and software revenue	$30,523	$30,501	$86,252	$115,484
Aftermarket supplies revenue	64,271	58,251	205,852	226,218
Service revenue	15,877	17,439	49,315	55,207
Consolidated revenue	$110,671	$106,191	$341,419	$396,909

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended January 31,			For the Nine Months Ended January 31,
	2010		2009	2010	2009
Gross margin	29.7%		30.3%	29.3%	28.7%
Operating margin	(0.2%	)	0.2%	1.8%	1.8%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	January 31, 2010	April 30, 2009

Cash and cash equivalents	$7,921	$10,313
Working capital	$77,267	$92,839
Total debt	$45,000	$73,500
Net debt (total debt less cash and cash equivalents)	$37,079	$63,187
Shareholders' equity	$163,642	$148,302
Total capital (net debt plus shareholders' equity)	$200,721	$211,489
Current ratio	1.90:1	2.02:1
Net debt-to-total capital ratio	18.5%	29.9%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2010	2009	2010	2009

Net cash provided by operating activities	$3,724	$3,377	$19,478	$6,318
Net cash (used for) provided by investing activities	$(3,200)	$(478)	$5,299	$(38,559)
Net cash (used for) provided by financing activities	$(6,206)	$(9,009)	$(28,256)	$32,628
Depreciation and amortization	$2,106	$2,721	$7,250	$7,547
Capital expenditures	$1,239	$1,550	$3,231	$6,471

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – ORDERS BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2010	2009	2010	2009
North America	$29,734	$36,781	$98,032	$118,363
Europe	54,444	52,787	167,876	203,527
Rest of world	27,138	9,928	76,876	58,199
Consolidated orders	$111,316	$99,496	$342,784	$380,089